Exhibit 99.1

Best Buy Names Company Veteran, Matt Bilunas,

Its New Chief Financial Officer

Previous CFO, Corie Barry, Assumed Role of Best Buy CEO in June 2019

MINNEAPOLIS, July 24, 2019 -- Best Buy Co., Inc. (NYSE: BBY) today announced that Matt Bilunas, the company’s Senior Vice President of Enterprise and Merchandise Finance, will be promoted to Chief Financial Officer, effective July 29, 2019.

A 13-year veteran of Best Buy, Bilunas has risen through the company’s finance organization and has held both corporate and field roles along with domestic and international positions. As the SVP of Enterprise and Merchandise Finance since 2017, he has been responsible for the company’s planning processes, including strategic planning, annual budgeting, monthly forecasting and capital planning.

Bilunas, 47, fills the role that was previously held by Best Buy Chief Executive Officer Corie Barry. Barry was elevated from CFO to CEO on June 11, 2019, in conjunction with Hubert Joly’s transition to Executive Chairman of the Best Buy Board of Directors.

“Matt has been a key finance leader for a number of years and has played a very important role in creating and implementing our growth strategy,” Barry said. “After working closely with him for more than a decade, I trust him and am completely confident that his experience, skills and commitment to the company’s continued growth make him the perfect choice for this role.”

Said Bilunas: “I am excited about the opportunity to be Best Buy’s CFO. We have made tremendous progress in how we enrich people’s lives through technology, and I am committed to doing everything possible to help this company build even deeper relationships with our customers as we serve them online, in stores and in their homes.”

Bilunas joined Best Buy in 2006 as a Director of Territory Finance based in the Los Angeles area. He later served as a Director of International Finance, Senior Director of Enterprise Finance, Vice President of E-commerce and Marketing Finance and Vice President of Merchandise, E-commerce, Marketing and Re-commerce Finance.

Prior to Best Buy, Bilunas worked at Carlson Companies, NRG Energy, Inc., Bandag, Inc. and KPMG. He holds a bachelor’s degree in accounting from Iowa State University.

Investor Contact:

Mollie O’Brien

(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:

Jeff Shelman

(612) 291-6114 or Jeffrey.shelman@bestbuy.com